Morgan Stanley Institutional Fund Trust  Long Duration Portfolio
Item 77O- Transactions effected pursuant to Rule 10f-3

Securities Purchased:	Saic Inc. 5.950% due 12/1/2040
Purchase/Trade Date:	12/13/2010
Offering Price of Shares: $99.851
Total Amount of Offering: $300,000,000
Amount Purchased by Fund: $75,000
Percentage of Offering Purchased by Fund: 0.025
Percentage of Funds Total Assets: 0.25
Brokers: BofA Merrill Lynch, Citi, Morgan Stanley, BNY Mellon
Capital Markets LLC, Scotia Capital, RBS, US Bancorp, Wells Fargo
Securities, Societe Generale, UBS Investment Bank
Purchased from: Banc of America